UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

As previously disclosed, on November 25, 2015, Mattress Firm, Inc. (“Mattress Firm”), a Delaware corporation and wholly-owned subsidiary of Mattress Holding Corp., a Delaware corporation (the “Borrower”) and wholly-owned subsidiary of Mattress Firm Holding Corp. (the “Company”), entered into a definitive securities purchase agreement with, among other parties, David Acker and Calera Capital Partners IV, L.P., as seller representatives, pursuant to which the Company agreed to acquire the outstanding capital stock of HMK Mattress Holdings LLC, a Delaware limited liability company (“HMK Mattress”), and its wholly-owned subsidiaries (the “Sleepy’s Acquisition”).  As described in Item 2.01 to this Current Report on Form 8-K, the Sleepy’s Acquisition closed on February 5, 2016 (the “Closing Date”).

On the Closing Date, the cash purchase price for the Sleepy’s Acquisition was funded, in part, through the following:

•                  A $200 million five-year asset-based revolving credit facility, $104.1 million of which was drawn on the Closing Date, and

•                  A $665.0 million first lien incremental term loan facility

Set forth below is a summary of the material terms of each of the financing transactions mentioned above.

The ABL Amendment

Effective February 5, 2016, the Borrower entered into an Amendment No. 1 to ABL Credit Agreement (the “ABL Amendment”), among the Borrower, Mattress Holdco, Inc., a Delaware corporation (“Holdings”), the lenders and issuers party thereto, and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, the “ABL Agent”), which amended the Borrower’s then-existing $125.0 million asset-backed loan credit agreement dated October 20, 2014 (as amended by the ABL Amendment, the “ABL Credit Agreement”), among the Borrower, Holdings, the guarantor subsidiaries of the Borrower, the lenders and issuers party thereto, and the ABL Agent to, among other things, increase revolving credit commitments in favor of the Borrower thereunder by $75.0 million to $200.0 million.

The ABL Credit Agreement is a committed senior revolving credit facility, secured by the assets of the borrower and the guarantors, that permits aggregate borrowings of up to $200.0 million, and contains within the facility, a letter of credit facility that, at any time outstanding, is limited to $60.0 million and a swing line facility that, at any time outstanding, is limited to $20.0 million. Subject to customary conditions, the Borrower may request that the lenders’ aggregate commitments with respect to the revolving credit facility be increased by up to $50.0 million. The facility has a scheduled termination date of February 5, 2021.

Loans under the ABL Credit Agreement bear interest by reference, at the Borrower’s election, to the LIBOR rate or base rate, provided, that swing line loans bear interest by reference only to the base rate. The applicable margin on LIBOR rate loans varies from 1.25% to 1.50% and the applicable margin on base rate loans varies from 0.25% to 0.50%, in each case determined based upon the Borrower’s average excess available borrowing capacity for the prior three-month period. A letter of credit issuance fee is payable by the Borrower equal to 0.125% per annum multiplied by the average daily amount available to be drawn under the applicable letter of credit, as well as an additional fee equal to the applicable margin for LIBOR rate loans times the daily amount available to be drawn under all outstanding letters of credit. A commitment fee is payable by the Borrower to the lenders on its daily unused commitments thereunder equal to 0.25% per annum.

Holdings and each domestic subsidiary of the Borrower other than immaterial subsidiaries unconditionally guarantee all existing and future indebtedness and liabilities of the other guarantors and the Borrower arising under the ABL Credit Agreement and other loan documents.  As wholly-owned, domestic subsidiaries of the Borrower, HMK Mattress and certain of its subsidiaries are now guarantors under the ABL Credit Agreement.

If borrowings under the ABL Credit Agreement exceed a specified threshold, the Borrower must not permit its fixed charge coverage ratio to be less than 1.0 to 1.0. The ABL Credit Agreement generally defines the fixed charge coverage ratio as the ratio of (a) adjusted EBITDA less capital expenditures less all taxes paid or payable in cash by the Borrower and guarantors to (b) the sum of fixed charges, in each case, determined as of the most recently ended four fiscal quarter period. The ABL Credit Agreement also contains customary representations, warranties and affirmative and negative covenants.

Events of default under the ABL Credit Agreement include failure to pay principal or interest when due, failure to comply with the financial and operational covenants, a cross default on another covenant or agreement, failure of any transaction document to be enforceable or effective, a change of control, bankruptcy or other insolvency events. If an event of default occurs and is continuing, then the lenders holding the majority of the outstanding loans have the right, among others, to (i) terminate the commitments under the ABL Credit Agreement, (ii) accelerate and require the Borrower to repay all the outstanding amounts owed under any transaction document (provided that in limited circumstances with respect to insolvency and bankruptcy of the Borrower, such acceleration is automatic), and (iii) require the Borrower to cash collateralize any outstanding letters of credit.

A copy of the ABL Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1.  The foregoing description is qualified by reference in its entirety to such exhibit.

The Term Loan Amendment

Effective February 5, 2016, the Borrower entered into an Amendment No. 1 to Term Loan Credit Agreement (the “Term Loan Amendment”), among the Borrower, Holdings, the lenders party thereto, and Barclays Bank PLC, as administrative agent and collateral agent (in such capacity, the “Term Loan Agent”), which amended the Borrower’s then-existing $720.0 million term loan credit agreement dated October 20, 2014 (as amended by the Term Loan Amendment, the “Term Loan Credit Agreement”), among the Borrower, Holdings, the guarantor subsidiaries of the Borrower, the lenders party thereto, and the Term Loan Agent to, among other things, add a $665.0 million incremental term loan facility thereunder.

Additional term loans in the aggregate principal amount of $665.0 million were issued under the Term Loan Credit Agreement on February 5, 2016. The maturity date under the Term Loan Credit Agreement is October 20, 2021.

Loans under the Term Loan Credit Agreement (including previously issued loans thereunder) bear interest by reference, at the Borrower’s election, to the LIBOR rate or base rate. The applicable margin on LIBOR rate loans is 5.25% and the applicable margin on base rate loans is 4.25%.

Holdings and each domestic subsidiary of the Borrower other than immaterial subsidiaries unconditionally guarantee all existing and future indebtedness and liabilities of the other guarantors and the Borrower arising under the Term Loan Credit Agreement and other loan documents.  As wholly-owned, domestic subsidiaries of the Borrower, HMK Mattress and certain of its subsidiaries are now guarantors under the Term Loan Credit Agreement and other loan documents.

The Term Loan Credit Agreement requires compliance with one financial covenant.  Commencing with the fiscal quarter ending as of July 31, 2016, the Borrower must not exceed a total net leverage ratio subject to specified stepdowns.  The Term Loan Credit Agreement generally defines the total net leverage coverage ratio as the ratio of (a) consolidated net debt to (b) adjusted EBITDA of the Borrower, in each case, determined as of the last day of the four fiscal quarter period ending on such test date.  The Term Loan Credit Agreement contains customary representations, warranties and affirmative and negative covenants.

Events of default under the Term Loan Credit Agreement include failure to pay principal or interest when due, failure to comply with the covenants, a cross default on another covenant or agreement, failure of any transaction document to be enforceable or effective, a change of control, and bankruptcy or other insolvency events. If an event of default occurs and is continuing, then the lenders holding a majority of the outstanding loans have the right, among others, to (i) declare the commitments and their obligations under the Term Loan Credit Agreement, and (ii) accelerate and require the Borrower to repay all the outstanding amounts owed under any transaction document (provided that in limited circumstances with respect to insolvency and bankruptcy of the Borrower, such acceleration is automatic).

A copy of the Term Loan Amendment is attached to this Current Report on Form 8-K as Exhibit 10.2.  The foregoing description is qualified by reference in its entirety to such exhibit.

Adam Blank Employment Agreement

On February 5, 2016, the Company and Mattress Firm entered into an employment agreement with Adam Blank.  The material terms and conditions of Mr. Blank’s employment agreement are described in Item 5.02 to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Item 2.01                   Completion of Acquisition or Disposition of Assets.

On February 5, 2016, Mattress Firm, Inc., a Delaware corporation and wholly owned indirect subsidiary of Mattress Firm Holding Corp., a Delaware corporation (the “Company”), acquired all of the outstanding equity interests in HMK Mattress Holdings LLC (“Sleepy’s”), the leading East Coast based bedding specialty retailer, for an aggregate purchase price of $780 million, subject to working capital and other customary purchase price adjustments.  Sleepy’s operates approximately 1,050 specialty mattress retail stores located in 17 states in the Northeast, New England, the Mid-Atlantic and Illinois. Subject to certain limitations, each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants, and other specified matters.  A portion of the purchase price has been deposited into escrow to serve as a source of recovery for certain indemnification obligations of the sellers, and the Company has obtained representation and warranty insurance to further mitigate its exposure.

The purchase price payable to the selling equityholders was reduced by certain payment obligations of Sleepy’s, including the repayment of certain indebtedness of Sleepy’s.  In addition, Adam Blank, the chief operating officer and general counsel of Sleepy’s, and entities associated with Calera Capital Partners IV, L.P. contributed an aggregate of $38 million of the equity value held in Sleepy’s in exchange for shares of common stock, par value $0.01 per share, of the Company, at a price per share of $35.75.  Effective February 5, 2016, Mr. Blank has joined the Mattress Firm executive team. The remainder of the purchase price consideration to the selling equityholders consisted of a cash payment of $526,875,679.48.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above under the sub-headings “The ABL Amendment” and “The Term Loan Amendment” is incorporated by reference into this Item 2.03.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 5, 2016, in connection with the consummation of the acquisition of HMK Mattress Holdings LLC (“Sleepy’s”) described in Item 2.01 above, Mattress Firm Holding Corp., a Delaware corporation (the “Company”), announced the election of Mr. Adam Blank, former chief operating officer and general counsel of Sleepy’s, as the Company’s President — Sleepy’s.  Mr. Ken Murphy will remain as the Company’s President.  Mr. Blank, age 45, joined Sleepy’s on January 1, 2003 as its executive vice president and general counsel.  He has served as its chief operating officer and general counsel since December 2008.

There is no arrangement or understanding between Mr. Blank and any other person pursuant to which Mr. Blank was selected as an officer of the Company.  Other than as described above, including in Item 2.01, there are no transactions involving Mr. Blank requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

On February 5, 2016, the Company and Mattress Firm entered into an employment agreement with Adam Blank.  The term of Mr. Blank’s employment agreement will continue until the last day of the Company’s fiscal year ending closest to January 31, 2019, and for successive one year terms thereafter, unless terminated by either party upon at least three months prior written notice. Mr. Blank’s compensation during the term of his employment, including base salary and any bonus compensation, will be determined by the compensation committee of the board of directors.  However, after February 5, 2017, his base salary must be $700,000 at a minimum.

Pursuant to his employment agreement, except as described below, upon termination of Mr. Blank’s employment and his execution of a release, he is entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Blank participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, (c) twelve months’ salary continuation, (d) twelve months’ continuation of medical and dental coverage (unless and until he becomes covered by another employer’s medical and dental plans) and (e) solely if such termination occurs prior to February 5, 2017, an additional $300,000.  Mr. Blank will receive these same benefits in the event of a termination of his employment due to disability as well as continuation of disability insurance coverage to the extent necessary to continue benefits that Mr. Blank became entitled to receive prior to the termination of his employment with the Company.

Pursuant to his employment agreement, if Mr. Blank’s employment is terminated by the Company for Cause or by Mr. Blank other than for Good Reason, he is only entitled to receive earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Blank participates on his last day of employment.  “Cause” is defined to mean the employee’s (i) the employee’s dishonesty or bad faith in connection with the performance of his duties; (ii) a refusal or failure by the employee to use his best efforts to perform duties consistent with the office(s) held by him as requested by the Board of Directors of the Company which would not give rise to Good Reason and which is not cured within thirty (30) days after written notice is delivered by the Board of Directors of the Company to the employee; (iii) the employee’s conviction of a felony; (iv) the failure of the employee to notify the Board of Directors of any material relationships between him and/or any member of his immediate family with any person or entity with whom the Company or any of its subsidiaries has a material business relationship; or (v) a material breach of the provisions in the employment agreement relating to confidentiality, non-competition, non-solicitation and certain other matters.  “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, a material breach of the employment agreement by the Company, or, in respect of any fiscal year commencing after December 31, 2015, if the employee’s total target compensation package (including annual base salary, cash bonus at target levels and grant date fair value of long-term equity awards) is less than $1,250,000, in each case, following a specified cure period.

In the event of a termination of employment due to Mr. Blank’s death, his estate will be entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Blank participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, and (c) twelve months’ salary continuation.

If Mr. Blank’s employment is not renewed at the expiration of the then-current term by the Company, upon his execution of a release, he is entitled to receive (a) earned but unpaid base salary and any accrued and unpaid benefits pursuant to the Company’s employee benefit plans or programs in which Mr. Blank participates on his last day of employment, (b) if the termination is on or after the last day of any fiscal year for which a bonus is payable, the amount of such bonus, (c) nine months’ salary continuation and (d) nine months’ continuation of medical and dental coverage (unless and until he becomes covered by another employer’s medical and dental plans).

Mr. Blank has agreed to non-competition and non-solicitation obligations for twelve months following employment termination.

The employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.3.  The foregoing description is qualified by reference in its entirety to such exhibit.

Item 7.01                   Regulation FD Disclosure

On February 5, 2016, Mattress Firm Holding Corp., a Delaware corporation (the “Company”), issued a press release announcing the completion of the previously announced acquisition of HMK Mattress Holdings LLC (“Sleepy’s”) by the Company’s subsidiary, pursuant to the Securities Purchase Agreement dated November 25, 2015 (the “Purchase Agreement”), by and among Mattress Firm, Inc., HMK Mattress Holdings LLC, CCP IV Holdings, LLC (“CCP IV Blocker”), CXV Holdings, LLC (“CXV Blocker”), and CCP IV SBS Holdings, LLC (“CCP IV SBS Blocker,” and collectively with CCP IV Blocker and CXV Blocker, the “Blockers”), the equityholders of HMK Mattress Holdings LLC and the Blockers, David Acker, both individually and in his capacity as a representative of the sellers, and Calera Capital Partners IV, L.P., both as a seller and in its capacity as a representative of the sellers.  Pursuant to the Purchase Agreement, the Company indirectly acquired all of the issued and outstanding equity interests in Sleepy’s for an aggregate purchase price of approximately $780 million, subject to working capital and other customary purchase price adjustments.  As contemplated under the Purchase Agreement, as amended, and the Contribution Agreement dated November 25, 2015, by and among Mattress Firm, Inc., Mattress Firm Holding Corp. and Adam Blank, as amended, an aggregate of 1,062,936 shares of common stock, par value $0.01 per share, of the Company were delivered to certain of the selling equityholders as partial payment of the purchase price.

The foregoing description is qualified in its entirety by reference to the press release, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits

10.1                       Amendment No. 1 to ABL Credit Agreement, among Mattress Holding Corp., Mattress Holdco, Inc., the lenders and issuers party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2                       Amendment No. 1 to Term Loan Credit Agreement, among Mattress Holding Corp., Mattress Holdco, Inc., the lenders party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.3                       Employment Agreement dated February 5, 2016, by and among Mattress Firm Holding Corp., Mattress Firm, Inc. and Adam Blank.

99.1                       Press Release dated February 5, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: February 5, 2016	By:	/s/ Alex Weiss
Alex Weiss
Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1

Amendment No. 1 to ABL Credit Agreement, among Mattress Holding Corp., Mattress Holdco, Inc., the lenders and issuers party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2	Amendment No. 1 to Term Loan Credit Agreement, among Mattress Holding Corp., Mattress Holdco, Inc., the lenders party thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.3	Employment Agreement dated February 5, 2016, by and among Mattress Firm Holding Corp., Mattress Firm, Inc. and Adam Blank.

99.1	Press Release dated February 5, 2016.